First Choice Bancorp Added to the Russell 3000 and Russell 2000 Indexes

CERRITOS, CALIFORNIA , June 26, 2018 (Nasdaq Capital Markets: FCBP) - First Choice Bancorp, the holding company for First Choice Bank (the “Bank,” collectively, “First Choice”) announced it was added to the Russell 3000® Index and the Russell 2000® Index when Russell investments reconstituted its comprehensive set of U.S. and global equity indexes after closing on June 22, 2018.

“Being added to the Russell indexes is a milestone for First Choice, and we are happy to have earned this distinction,” said Robert Franko, President and CEO of First Choice. “Inclusion in these market benchmarks is expected to raise our profile with institutional investors and support trading of our shares.”

Peter Hui, the Chairman of First Choice, stated, “We set ourselves on a path last year to achieve this honor. Our Board and all of our colleagues have worked very diligently to get to this position. From our founding in 2005 until today, we have always strived to do what is best for our shareholders, our clients and our employees.”

The Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. In the U.S. marketplace, almost all of the U.S. equity assets are benchmarked by the Russell 3000, representing more than $8.5 trillion. The Company will hold its membership until FTSE Russell reconstitutes its indexes in June 2019. Membership in the Russell indexes remains in place for one year and automatically provides inclusion in the appropriate Russell growth and value style indexes. FTSE Russell determines membership for these indexes primarily by objective, market-capitalization rankings.

The annual reconstitution of the Russell 3000 captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The largest 1,000 companies in this ranking comprise the Russell 1000 and the next 2,000 companies become the Russell 2000. The Russell 2000 also serves as the U.S. component to the Russell Global Index, which Russell launched in 2007. The new membership list for the Russell Indexes is available at https://www.ftserussell.com/index-series/index-resources/russell-reconstitution.

About FTSE Russell

FTSE Russell is a global index leader that provides benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering almost all of the investable market globally. FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $10 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives. Russell 1000, Russell 2000 and Russell 3000 are registered trademarks of FTSE Russell.

About First Choice Bancorp

First Choice Bancorp is the registered bank holding company for First Choice Bank. First Choice Bank, headquartered in Cerritos, California is a community-focused financial institution, serving diverse consumers and commercial clients and specializing in loans to small businesses, Private Banking clients, Commercial and Industrial (C&I) loans, and commercial real estate loans with a niche in providing finance for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP”.

First Choice Bank’s website is www.FirstChoiceBankCA.com.

FORWARD-LOOKING STATEMENTS

Except for the historical information in this news release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and charge-offs, results of examinations by our banking regulators, our ability to maintain adequate levels of capital and liquidity, our ability to manage loan delinquency rates, our ability to price deposits to retain existing customers and achieve low-cost deposit growth, manage expenses and lower the efficiency ratio, expand or maintain the net interest margin, mitigate interest rate risk for changes in the interest rate environment, competitive pressures in the banking industry, access to available sources of credit to manage liquidity, the local and national economic environment, changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the United Sates government including policies of the United States Treasury and the Board of Governors of the Federal Reserve Bank, the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, demand for financial services in our market area, implementation of new technologies, our ability to develop and maintain secure and reliable electronic systems, changes in accounting principles, policies and guidelines, and other risks and uncertainties.  Accordingly, undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this release. First Choice Bank and First Choice Bancorp undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

CONTACTS

First Choice
Robert M. Franko, 562.345.9241
President & Chief Executive Officer
or
Yvonne L. Chen, 562.345.9244
Chief Financial Officer